Exhibit 10.19

JOINT BENEFICIARY DESIGNATION AGREEMENT THAT SUPERCEDES AND REPLACES THE AMENDED AND RESTATED SPLIT DOLLAR AGREEMENT DATED JUNE 28, 2002

Insurer:
Relationship of Insured to Bank:
Cigna Life Insurance Company
Cigna Life Insurance Company
Cigna Life Insurance Company
Cigna Life Instance Company
Cigna Life Insurance Company
Cigna Life Insurance Company
Travelers Life and Annuity Insurance Company

Policy Number:	BOL000887Z BOL000888Z BOL000889Z BOL000890Z BOL000891Z BOL000892Z BOL000893Z 7404437
Bank:	Mt. Washington Co-Operative Bank
Insured:	Edward J. Merritt
Relationship of Insured to Bank:	Executive

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

The Bank and the Executive are parties to a Split Dollar Agreement dated the 28th day of June, 2002, between Mt. Washington Co-Operative Bank and Edward J. Merritt that provides for the payment of certain benefits.  This Joint Beneficiary Designation Agreement and the benefits provided hereunder shall supercede and replace the existing Split Dollar Agreement and the-benefits provided thereby.

I.	DEFINITIONS

Refer to the policy contract for the definition of any terms in this Agreement that are not defined herein. If the definition of a term in the policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the policy.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values.  Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Joint Beneficiary Designation policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured's share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD AND BANK’S DUE DILIGENCE

Subject to the following, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force. The Bank shall exercise due diligence in reviewing the financial stability of the insurance company(ies) and the policy(ies) that are the subject of this Agreement. If the Bank believes that the Insurer under the policy is financially weak or that the policy is not performing well, the Bank may, at any time, surrender the policy or substitute a different policy provided that the Bank is under no obligation to invest in such replacement policy any more than the proceeds available from the case surrender value of the original policy. The Executive will cooperate by undertaking any necessary medical examination. If the Bank chooses to surrender the above-referenced policy without replacing it or the policy otherwise ceases to exist prior to the death to the Insured, the Bank agrees to pay the Insured's name beneficiary(ies) the dollar amount as projected, at the time of death, as of the Effective Date of this Agreement.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service.  The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.
Should the Insured be employed by the Bank at  the time of death or terminated due to disability or retired at the time of death, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to sixty-five percent (65%) of the net-at-risk insurance portion of the proceeds plus an amount equal to the Accrued Liability Retirement Account balance, as defined in Parargraph VI of the Executive Salary Continuation Agreement that Supercedes and Replaces the Amended and Restated Supplemental Executive Retirement Agreement Dated June 28, 2002, as of the date of death. This amount shall not exceed one hundred percent (100%) of the net-at-risk insurance portion of the proceeds. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

B.
Should the Insured not be employed by the Bank at the time of death, the Insured's beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the percentage as set forth herein below of fifty percent (50%) of the net-at-risk insurance portion of the proceeds that corresponds to the number of full years the Insured has been employed by the Bank from the first (1st) anniversary date (August 23,1999) of first employment.

From the first (1st)
Anniversary date of
Employment with the Bank	Vested (to a maximum of 100%)
Fewer than 5	0%
5 years	20%
6 years	40%
7 years	60%
8 years	80%
9 or more years	100%

C.	The Bank shall be entitled to the remainder of such proceeds.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

V.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy's cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY
ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.           TERMINATION OF AGREEMENT

A.	This Agreement shall terminate upon the occurrence of any one of the following:

1.	The Insured shall leave the employment of the Bank (voluntarily or involuntarily) prior to the fifth (5th) year anniversary of employment with the Bank;

2.
The insured shall be discharged from employment with the Bank for cause. The term "for cause" shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit; or

3.	Surrender, lapse, or other termination of the Policy by the Bank, and subject to the Insured’s option as set forth hereinbelow.

B.
Upon such termination of this Agreement but prior to the termination of the policy by the Bank, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate.  Such cash payment referred to hereinabove shall be the greater of:

1.	The Bank's share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

2.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

C.
If; within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured's rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

D.	The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured's option to receive an absolute assignment of the policy as set forth herein.

E.	Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED'S OR ASSIGNEES ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest m file subject policy nor any rights, options, privileges or duties created under this Agreement

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns,

XII.	ADMINISTRATIVE AND CLAIMS PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 ("EMSA");

A.           Named Fiduciary and Plan Administrator:

The '"Named Fiduciary and Plan Administrator of tins Joint Beneficiary Designation Agreement shall be Mt. Washington Co-Operative Bank until its resignation or removal "by the Board of Directors, As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.            Basis of Payment of Benefits:

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits m turn being based on the payment of premiums as provided in this Agreement.

C.            Claim Procedures:

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the insurer.

XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.	CHANGE IN CONTROL

A Change in Control will be deemed to have occurred if:

1.)           During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who are Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Bank. For this purpose a "Continuing Director" shall mean (x) an individual who was a director of the Bank at the beginning of such period or (y) any new director (other than a director designated by a person who has entered into, or made a bona-fide offer to enter into, any Agreement with the Bank to effect an acquisition, merger or consolidation) whose election by the Board or nomination for election by the Bank's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved;

2.)           The directors of the Bank approve a merger or consolidation of the Bank with any other bank or corporation, other than (x) a merger or consolidation in which individuals who are directors of the Bank immediately prior to the transaction will continue to represent at least two-thirds (2/3) of the directors of the institution resulting from the merger or consolidation (or, if applicable, of any parent holding company), or (y) a reorganization the primary purpose of which is to permit the Bank to reorganize into a mutual holding company structure (without an issuance of minority shares to the public) pursuant to Chapter 167H of the Massachusetts General Laws or any similar provisions of law;

3.)           The Bank converts from mutual stock form (it being understood that a reorganization into a mutual holding company structure shall not constitute conversion from mutual to stock form unless there shall also be an issuance of minority shares to the public);

4.)           The Bank effectuates a complete liquidation of the Bank or sale or disposition of all or substantially all of its assets.

Upon such Change in Control, if the Insured's employment is terminated, except for cause, within six (6) months prior or anytime subsequent to such mutual to stock conversion and change of control, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured's beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank [See Subparagraph VI (A)].

XVI.	EFFECTIVE DATE

The Effective Date of this Agreement shall be September 1, 2004.

XVII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.	SUPERSEDE AND CONSTITUTE ENTIRE AGREEMENT

This Agreement shall supersede the Split Dollar Agreement dated the 28th day of June, 2002, and shall constitute the entire agreement of the parties pertaining to this particular Life Insurance Endorsement Method Split Dollar Plan Agreement.

XIX.	APPLICABLE LAW

The laws of the Commonwealth of Massachusetts shall govern the validity and interpretation of this Agreement.

Executed at, Boston, Massachusetts, this 20th day of September, 2004.
MT, WASHINGTON CO-OPERATIVE BANK
Boston, MA

/s/ Karen Shea	By:	/s/ George Custodio	SVP-CFO
Witness		George Custodio	Title

/s/ Karen Shea	By:	/s/ Edward J. Merritt
Witness		Edward J. Merritt